THIS AGREEMENT is made effective as of the 11th day of April, 2002 (the "Effective Date").

BETWEEN:

HEALTHTRAC, INC., a Canadian corporation whose offices are located at 120 North LaSalle Street, Suite 1000, Chicago, Illinois

(hereinafter referred to as the "Company")

OF THE FIRST PART

AND:

DENNIS SINCLAIR, a resident of the State of Illinois whose residence address is 195 North Harbor Drive, Chicago, IL 60601

(hereinafter referred to as the "Contractor")

OF THE SECOND PART

WHEREAS:

A. The Company is engaged in, inter alia, various businesses including the business of health promotion, the provision of software applications and the provision of call center services;

B. The Company desires to retain the Contractor to assist the Company with the Business and in particular, to develop strategy and business plans on behalf of the Company;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree as follows:

ARTICLE 1
APPOINTMENT AND AUTHORITY OF CONTRACTOR

1.1 Appointment of Contractor

The Company hereby appoints the Contractor to perform certain services for the benefit of the Company as hereinafter set forth, and the Company hereby authorizes the Contractor to exercise such powers as provided under this Agreement. The Contractor accepts such appointment on the terms and conditions herein set forth.

1.2 Authority of Contractor

The Contractor shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Company.

1.3 Independent Contractor

In performing its services hereunder, the Contractor shall be an independent contractor and not an employee or agent of the Company, except that the Contractor shall be the agent of the Company solely in circumstances where the Contractor must be the agent to carry out its obligations as set forth in this Agreement. Nothing in this Agreement shall be deemed to require the Contractor to provide its services exclusively to the Company and the Contractor hereby acknowledges that the Company is not required and shall not be required to make any remittances and payments required of employers by statute on the Contractor's behalf and the Contractor or any of its agents or employees shall not be entitled to the fringe benefits provided by the Company to its employees.

ARTICLE 2
CONTRACTOR'S AGREEMENTS

2.1 General

Until the second anniversary of the Effective Date, and from time-to-time thereafter on an ad hoc, as-needed basis until the end of the Term, the Contractor, at the expense of and on behalf of the Company, shall:

(a) provide consulting advice and services to the Company, consistent with the terms of this Agreement;

(b) take responsibility and authority for all facets of investment strategy of the Company;

(c) work with the President of the Company to develop a strategy plan, and to implement the goals and objectives of that plan;

(d) participate in the preparation and initiation of strategic and business plans for the Company, to ensure the viability of the Company;

(e) assist the Board of Directors of the Company in their efforts to improve the Company's share price;

(f) take reasonable steps to create and preserve good relationships between the Company and its investors and shareholders;

(g) assist as required in mentoring the President of the Company;

(h) assist the Board of Directors and management of the Company to raise sufficient capital to adequately fund both the ongoing operations of the Company, and the Company's research, development, and growth;

(i) report to the Board on a regular basis, on all of the above mentioned functions and duties.

2.2 Completion of Services

The Contractor shall not be required to perform any services for the Company pursuant to this Agreement from and after the second anniversary of the Effective Date.

ARTICLE 3
COMPANY'S AGREEMENTS

3.1 Compensation of Contractor

As compensation for the services rendered by the Contractor pursuant to this Agreement, the Company shall pay to the Contractor the following:

(a) Twelve Thousand Five Hundred Dollars ($12,500) per month from the Effective Date until the first anniversary of the Effective Date;

(b) Six Thousand Two Hundred Fifty Dollars ($6,250) per month from the first anniversary of the Effective Date until the second anniversary of the Effective Date;

(c) One Thousand Dollars ($1,000) per month (plus health insurance for the Contractor and his spouse at the Company's sole cost and expense) from the second anniversary of the Effective Date until the earlier of June 22, 2007 (the Contractor's sixty-fifth birthday), or the death of the Contractor.

3.2 Grant of Stock Options

The Company also agrees to grant to the Contractor options (the "Stock Options") to purchase Two Million (2,000,000) common shares in the capital of the Company with an exercise price and a vesting schedule as set forth in a Stock Option Agreement to be entered into between the Contractor and the Company (the "Stock Option Agreement"). In the event of a conflict between the terms of this Agreement and the terms of the Stock Option Agreement, the terms of the Stock Option Agreement shall control. The form of the Stock Option Agreement shall be the form generally used by the Company pursuant to the Company's Stock Option Plan. The Stock Options will have an exercise price of $0.10. The Stock Options will vest when and if, at any time during the first year of the Term hereof, the Company's quarterly earnings before interest, depreciation, taxes and amortization (EBIDTA), and before any special charges as defined by generally accepted accounting principles (GAAP), equal or exceed $0 for any consecutive three month period. All of the Stock Options will expire on the tenth anniversary of the Effective Date.

ARTICLE 4
DURATION, TERMINATION AND DEFAULT

4.1 Effective Date

This Agreement shall be for a term (the "Term") beginning on the Effective Date and ending on June 22, 2007 (the Contractor's sixty-fifth birthday), subject to termination as provided herein.

4.2 Termination

This Agreement may immediately be terminated by either party for cause, by giving the other written notice of such termination.

This Agreement may be terminated by the Contractor without cause, by giving the Company 60 days written notice of such termination. The Company shall not be entitled to terminate this Agreement without cause.

4.3 Duties Upon Termination

Upon termination of this Agreement for any reason, the Contractor shall upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

(a) a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination; and

(b) all documents pertaining to the Company or this Agreement, including but not limited to, all books of account, correspondence and contracts, provided that the Contractor shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three (3) days' notice to the Company.

4.4 Compensation of Contractor on Termination

Upon termination of this Agreement for cause, the Contractor shall be entitled to receive as its full and sole compensation in discharge of obligations of the Company to the Contractor under this Agreement, all sums due and payable under this Agreement to the date of termination for cause, and the Contractor shall have no right to receive any further payments; provided however, that the Company shall have the right to offset against any payment owing to the Contractor under this Agreement, any reasonable damages, liabilities, costs, or other expenses owed to the Company by the Contractor.

ARTICLE 5
CONFIDENTIALITY

5.1 Ownership of Work Product

All reports, documents, concepts, products and processes together with any marketing schemes, business or sales contracts, or any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Contractor, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Contractor performing the services (collectively, the "Work Product") shall belong exclusively to the Company which shall be entitled to all right, interest, profits or benefits in respect thereof. No copies, summaries or other reproductions of any Work Product shall be made by the Contractor or any of its agents or employees without the express permission of the Company, provided that the Contractor is hereby given permission to maintain one copy of the Work Product for its own use.

5.2 Confidentiality

The Contractor shall not, except as authorized or required by its duties, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company, which may come to its knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the Company's business or may be likely so to do. This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

The Contractor shall comply, and shall cause its agents and employees to comply, with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such information. The Company may require that any agent or employee of the Contractor execute an agreement with the Company regarding the confidentiality of all such information.

5.3 Devotion to Contract During First Two Years of the Term

During the first two years of the Term, the Contractor shall devote sufficient time, attention, and ability to the business of the Company, and to any associated company, as is reasonably necessary for the proper performance of its services pursuant to this Agreement. Nothing contained herein shall be deemed to require the Contractor to devote its exclusive time, attention and ability to the business of the Company. During the first two years of the Term, the Contractor shall:

(a) at all times perform its services faithfully, diligently, to the best of its abilities and in the best interests of the Company;

(b) devote such of its time, labour and attention to the business of the Company as is necessary for the proper performance of the Contractor's services hereunder;

5.4 Devotion to Contract During Entire Term

During the Term, the Contractor shall:

(a) refrain from acting in any manner contrary to the best interests of the Company or contrary to the duties of the Contractor as contemplated herein;

(b) refrain from providing services to any business enterprise in competition with the Company; and

(c) refrain from taking personal advantage of any business opportunity in which the Company has, or might reasonably be expected to have, an interest.

5.5 Other Activities

The Contractor shall not be precluded from providing consulting services to any other person, firm or company provided that such person, firm or company does not compete with the Company, and further provided that such consulting shall not conflict with the Contractor's duty to the Company, nor prevent the Contractor from fulfilling its duties pursuant to this Agreement.

ARTICLE 6
MISCELLANEOUS

6.1 Waiver; Consents

No consent, approval or waiver, express or implied, by either party hereto, to or of any breach of default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waiver or limit the need for such consent in any other or subsequent instance.

6.2 Governing Law

This Agreement and all matters arising thereunder shall be governed by the laws of the State of Illinois.

6.3 Successors, etc.

This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective heirs, successors and permitted assigns.

6.4 Assignment

This Agreement may not be assigned by any party except with the written consent of the other party hereto.

6.5 Entire Agreement and Modification

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective any modification of this Agreement must be in writing and signed by the party to be charged thereby.

6.6 Headings

The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

6.7 Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or forty-eight (48) hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or the Contractor as follows:

The Company:

Healthtrac Corporation
Suite 1000
120 North LaSalle Street
Chicago, IL 60602

The Contractor:

Dennis Sinclair
195 North Harbor Drive
Chicago, IL 60601

or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt.

6.8 Time of the Essence

Time is of the essence.

6.9 Further Assurances

The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

6.10 Counterparts

This Agreement may be executed in several counter-parts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

HEALTHTRAC, INC.

Per: /s/Thomas Kalebic
Authorized Signatory

/s/ Dennis Sinclair
DENNIS SINCLAIR